Exhibit 10.26.2

[AHL Letterhead]

[for Class A Award Holders (purchased at FMV)]

[DATE], 2016

[First Name][Last Name]

Dear [First Name]:

This purpose of this letter is to inform you of certain amendments which have been made to the Class A Share Award Agreement dated as of [●] between Athene Holding Ltd. (the “Company”) and you (the “Award Agreement”). Please note that none of the amendments impair your rights under the Award Agreement. All capitalized terms not defined in this letter shall have the meanings set forth in the Award Agreement.

This letter constitutes an amendment of your Award Agreement as follows:

1)       Section 7(b) relating to Restriction on Competition. This section is amended to incorporate the revised maximum non-compete periods previously communicated to you.

Specifically, the definition of “Restricted Period” is revised to mean a Participant’s period of service until his or her Termination of Relationship, and thereafter through and including: (A) twelve (12) months following the Participant’s Termination of Relationship with respect to any Participant with a title of CEO, President or EVP at the time of the Termination of Relationship; (B) nine (9) months following the Participant’s Termination of Relationship with respect to any Participant with a title of SVP at the time of the Termination of Relationship; and (C) six (6) months following the Participant’s Termination of Relationship with respect to any Participant with a title of VP at the time of the Termination of Relationship.

2)       Section 7(c) relating to Non-Solicitation of Employees and Consultants. This section is amended to shorten the period after which an employee’s or consultant’s relationship with Athene and the other Protected Companies (as defined in the Award Agreement) has been terminated before you may solicit or hire such individual. Specifically, Section 7(c) is revised as follows:

During the Participant’s period of service and for a period of twelve (12) months after the date of the Participant’s Termination of Relationship, the Participant shall not directly or indirectly through any other Person (i) induce or attempt to induce any employee or independent contractor of the Protected Companies to leave the employ or service, as applicable, of the Protected Companies, or in any way interfere with the relationship between the Protected Companies, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Protected Companies, in each case, until six (6) months after such individual’s employment relationship with the Protected Companies has been terminated.

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Except as provided in this letter, the Award Agreement shall remain unchanged and in full force and effect. Please keep a copy of this letter together with your Award Agreement. If you have any questions about this letter, please contact [●].

Sincerely,